Exhibit 10.3

INDEPENDENT CONSULTING AGREEMENT

This Independent Consulting Agreement (this “Agreement”) is effective the 28th day of September, 2007 (“Effective Date”), between Tidelands Oil & Gas Corporation, a corporation formed under the laws of the State of Nevada  (“Consultant”), and Frontera Pipeline, LLC., a limited liability company formed under the laws of the State of Delaware (the “Company”).

WHEREAS, the Company is engaged in the development and construction of an integrated pipeline project traversing the United States of America and Mexico border and the construction of a related storage facility in Mexico (the “Project”);

WHEREAS, the Consultant has the experience to advise and assist the Company and its Affiliates in the development and construction of the Project; and

WHEREAS, For purposes of this Agreement, the term “Affiliate” shall mean with respect to the Company any entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1.  Performance Obligations and Scope of Services.

1.1  Scope of Services.  Consultant agrees to provide the services below (the “Services”) on an independent contractor basis.  The Services shall not be subcontracted or assigned out by Consultant without prior written approval from the Company.  Consultant shall comply with all applicable federal state and local laws, codes and regulations in effect and use its best efforts in the performance of the Services.   The Services shall be as follows:

(i)	To provide advice and counsel to the Company and its subsidiaries pertaining to local customs and business conditions which would affect the Project.

(ii)	To assist in the Company’s development, ownership and operation of the Project.

(iii)
To provide advice and counsel to the Company and its subsidiaries with respect to communications and relationships with all governmental entities (including regulatory bodies) having jurisdiction over any phase of the Project.

(iv)	Generally, to perform all other services that are reasonably inferable from the services delineated in this Section 1.1

1.2  Term.  Subject to the provisions of Section 2 hereof (including all sub-parts), the term of this Agreement shall be for the period September 28, 2007 through September 28, 2009 (the “Term”).  Any extension of this Agreement shall be subject to mutually acceptable terms and conditions between the parties, and shall be set forth in a written, separately signed document.

1.3  Designation of Individuals To Perform the Services.  During the Term, Consultant agrees to offer employment and to make available Julio Bastarrachea on a full time basis, and Robert W. Dowies, James B. Smith, and any other necessary personnel of Consultant on an as-needed basis, to provide the Services; provided that Julio Bastarrachea, Robert W. Dowies and James B. Smith remain employees of the Consultant.  Consultant agrees to enter into and/or maintain agreements with such individuals containing covenants that are at least as protective to the Company as those set forth in Sections 9 and 11 hereto, and to enforce such agreements at its own expense to the fullest extent permitted by law.  Consultant shall provide copies of all such agreements to the Company upon its request.  This Agreement is expressly conditioned upon the continuing direct involvement and participation of Julio Bastarrachea, James B. Smith and Robert W. Dowies (collectively. the “Key Personnel”) in the rendering of the Services under this Agreement.   In the event of the unavailability, death or incapacity of any one or two but not all three of Julio Bastarrachea, James B. Smith and Robert W. Dowies, then the Company shall have the right to modify this Agreement as set forth in Section 3.1 or in the event of the unavailability, death or incapacity of all three Key Personnel, then the Company shall have the right to terminate this Agreement for Cause (as defined below).

1.4  Payment for Services.  Unless this Agreement is terminated by the Company as provided herein, the Company agrees to pay Consultant for its provision of the Services at a rate equal to Twenty Five Thousand United States Dollars (USD $25,000) per month during the Term, prorated for any partial months.   Payment shall be made via wire transfer on the 3rd day of each calendar month for the Services provided for the previous month.  Consultant will issue invoices to the Company for any expenses reimbursable pursuant to Section 1.5, incurred in conjunction with the previous month’s Services.  Invoices are due to the Company on or before the 30th day of each month.  The Company will pay Consultant for the prior month’s reimbursable expenses within the first ten (10) business days of receipt of the Consultant’s invoice.

1.5  Reimbursement for Approved Expenses.  During the Term, the Company or its Affiliates shall reimburse Consultant for properly documented reasonable expenses relating directly to the Project, including travel, lodging, meals, facsimile, telephone, translating, administrative or other similar expenses.  Travel and other reimbursable expenses that individually exceed $1,000 must be approved in writing in advance by an officer or other person as the Company may designate.  Such reimbursement shall be by invoice submitted to the Company by the Consultant with all supporting documents reasonably requested by the Company, and in the manner and format reasonably requested by the Company.   All other expenses (including, without limitation, living, office, insurance and medical expenses for its employees) shall be solely the responsibility of Consultant.

1.6  Right to Audit.  Consultant agrees that expense reimbursements, whether as a result of specific prior Company approval or otherwise, are subject to audit by the Company.  Without limitation, the Company may generally audit the Consultant’s expenses and invoices not more than once per year upon fifteen (15) days prior written notice, taking into consideration, without limitation (i) the amount paid in relation to the total payments under this Agreement; (ii) the nature of the expense; and (iii) the Consultant’s Services rendered for the period.  Consultant understands that all services and expenditures must be described in detail; and, upon notice of audit, the Consultant will make available to the Company all invoices, supportive receipts and detailed substantiation, and original entry records for all charges invoiced to the Company.

2.  Termination and Liquidated Damages.

2.1  Termination.  In the event Consultant terminates this Agreement without cause, or this Agreement is terminated by the Company for Cause, Consultant shall immediately forfeit all of its Member Units in the Company.

2.2  Cause.  For purposes of this Agreement, “Cause” shall mean the Company has made a good faith determination that Consultant, or any Key Personnel: (i) has been convicted of a misdemeanor involving moral turpitude or any felony; (ii) has committed an act of fraud upon the Company; (iii) has misappropriated funds or property of the Company; (iv) has failed to comply in any material way with written policies of the Company and such written policies have been provided to Consultant such that Consultant has received reasonable notice of such policies; (v) has failed to use its commercially reasonable efforts in performing its responsibilities under this Agreement; (vi) has materially breached this Agreement; (vii) without limitation of the foregoing, engaged in any action which would constitute a breach of Section 5 hereof; (viii) files a petition in bankruptcy, becomes insolvent, or ceases to do business for any reason or (xi) has sold all of its Member Units in the Company.

3.  Modification of Payment for Services

3.1  In the event of (i) the death of, or unavailability or incapacity for more than thirty(30) consecutive days during the Term, of one or two but not all three of Julio Bastarrachea, James B. Smith and Robert W. Dowies, the monthly payment for services rate shall be reduced by Fifteen Thousand United States Dollars (USD $15,000) in the case of Julio Bastarrachea, Five Thousand United States Dollars (USD $5,000) in the case of James B. Smith and Five Thousand United States Dollars (USD $5,000) in the case of Robert W. Dowies.  In the event of the death of, or unavailability or incapacity of all three of the Key Personnel, this Agreement shall terminate for Cause pursuant to the terms of Section 2.1.

4.  Independent Contractor.

4.1  Status of Consultant.  It is expressly understood and agreed that Consultant is an independent contractor and is not an employee, agent, venturer, or partner of the Company or any Affiliate.  Unless expressly provided herein or granted in a separate written instrument, Consultant shall not have the authority, nor act, represent or hold itself out as having authority, to act as an agent or partner of the Company or any Affiliate, or in any way bind or commit the Company or any Affiliate to any obligation, contract, agreement, or other legal commitment, or to pledge or extend credit in the name of the Company or any Affiliate.  The rights, duties, obligations and liabilities of the parties shall be several and not joint or collective, and nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations and actions as set forth in this Agreement.

4.2   Contracts for the Benefit of the Company and Affiliates.  Any contract entered into by the Company or its Affiliates as a result of the Consultant’s efforts shall be for the sole benefit of the Company or its Affiliates and the Consultant shall have no interest therein.

4.3  Performance of the Services.  Consultant shall act as an independent contractor at all times.  Subject only to the general needs and requirements of  the Company, Consultant shall determine Consultant’s own days, hours, and places of work.  Except as set forth in Section 1.5, Consultant shall be responsible for providing for Consultant’s own expenses, overhead, transportation and other items or services required to carry out the Services.  Consultant will, in Consultant’s discretion, and subject only to the general needs and requirements of the Company, determine the means and manner by which Consultant performs the Services.

4.4  Insurance, Taxes and Benefits.  Consultant shall be fully and solely responsible for all applicable insurance and taxes (including the filing of all applicable tax forms) in the United States, Mexico, or any other country.  As a result, the Company shall not withhold or pay any payroll or employment taxes of any kind with respect to any payments made to Consultant hereunder during the time covered by this Agreement, and Consultant shall indemnify and hold the Company and its Affiliates harmless therefrom.  Neither Consultant nor its employees are eligible for, nor may they participate in, any employment benefits or benefit plans provided to Company employees.  Consultant will not assert a claim of employment against the Company nor claim any entitlement to participation in its employee benefit programs.  If, however, Consultant is deemed to be eligible for participation in such benefits or plans, Consultant hereby waives and releases any such rights, on behalf of itself and its employees.

5.  Business Conduct and Compliance With Law.  In the conduct of the Services contemplated under this Agreement, the Consultant agrees to comply fully with the letter and spirit of all applicable laws of any jurisdiction in which the Services are performed, including but not limited to, the U.S. Foreign Corrupt Practices Act, and to conduct itself in keeping with the highest ethical standards.  In addition, the parties represent, acknowledge and agree as follows:

5.1  The Consultant represents that no part of its compensation will be used by the Consultant for any purpose, nor has the Consultant taken, nor will the Consultant take any action, which would constitute a violation of any law of Mexico, the United States or of any other jurisdiction in which it performs the Services hereunder.  For its part, the Company represents that it does not desire and will not request any service or action by the Consultant which would or might constitute any such violation.  Further, the Consultant has not previously and agrees prospectively not to pay or promise to pay or give or promise to give anything of value, either directly or indirectly, to an official of the Government of Mexico or of any other government for the purpose of influencing an act or decision in his or her official capacity, inducing him or her to use his or her influence with a foreign government, assisting Company in obtaining or retaining business for or with, or directing business to, any person or as a political contribution of any kind.

5.2  Should the Consultant ever receive, directly or indirectly, from any Company or Affiliate representative, a request which the Consultant believes will or might constitute a breach of this Section 4, the Consultant represents that it will immediately notify the Company’s General Counsel of the request.

6.  Disclosure.  The Consultant agrees that full disclosure of the existence and terms of this Agreement, including the compensation provisions, may be made at any time and for any reason to whomever the Company’s General Counsel determines has a legitimate need to know such terms, including, without limitation, the government of any country where the Services are being performed and the United States Government.   Without limiting any right or ability the Company has regarding disclosure of this Agreement under applicable law, Consultant further agrees that the Company or its Affiliates shall have the right to fully disclose this Agreement and the identity of the Consultant’s shareholders, directors, officers and/or owners if such disclosure is required by legal authority or necessary to satisfy lender(s) information requests.

7.  Restriction on Drug Use and Possession of Weapons on Company Business.  The Consultant agrees to advise its employees, subcontractors and agents that it is the policy of the Company that (i) the use, possession and/or distribution of illegal or unauthorized drugs, drug related paraphernalia or weapons on the Company’s or its Affiliates’ premises is prohibited and the use or possession of alcoholic beverages, except where authorized by the Company’s or its Affiliates’ management, is also prohibited; (ii) entry onto or presence on the Company’s or its Affiliates’ premises by any person, including the Consultant’s employees, subcontractors, subcontractor’s employees, contract personnel, temporary employees and visitors, constitutes consent to the Company or an Affiliate to conduct searches, whether announced or unannounced, on the Company’s or its Affiliates’ premises of the person and his or her personal effects for such prohibited items; and (iii) any person who violates this provision or who refuses to permit a search may be removed and barred from the Company’s or its Affiliates’ premises at the sole discretion of the Company or an Affiliate.

8.  Noninterference with Third-Party Rights.  The Company is retaining Consultant with the understanding that (i) Consultant is free to provide services to the Company and (ii) only the Company is entitled to the benefit of Consultant’s work.  The Company has no interest in using any other person’s patents, copyrights, trade secrets, or other intellectual property rights in an unlawful manner.  Consultant shall not misapply proprietary rights of others that the Company has no right to use.

9.  Ownership of Consultant Developments.

9.1  Existing Proprietary Rights.  Consultant agrees that neither Consultant nor its employees own any pre-existing intellectual property rights related to the Project.

9.2  Ownership of Work Product.

(a)
The Company shall own all Work Product (as defined below).  All Work Product shall be considered work made for hire by Consultant and owned by the Company in accordance with applicable law (including Article 83 of the Mexican Ley Federal del Derecho de Autor if the Work Product is information prepared or developed in Mexico or otherwise protected under such law).

(b)
If any of the Work Product may not, by operation of law, be considered work made for hire by Consultant for the Company (or if ownership of all right, title and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company), Consultant agrees to assign, and upon creation thereof automatically assigns, without further consideration, the ownership of all Trade Secrets (as defined below), U.S. and international copyrights, patentable inventions, and other intellectual property rights therein to the Company, its successors and assigns.

(c)	The Company and its successors and assigns shall have the right to obtain and hold in its or their own name copyrights, registrations, patents, and any other protection available in the foregoing.

(d)
Consultant agrees to perform, upon the reasonable request of the Company, during or after Consultant’s provision of the Services for the Company, such further acts as may be necessary or desirable to transfer, perfect and defend the Company’s ownership of the Work Product.  When requested, Consultant shall:

(i)	Execute, acknowledge and deliver any requested affidavits and documents of assignment and conveyance;

(ii)	Obtain and aid in the enforcement of copyrights (and, if applicable, patents) with respect to the Work Product in any countries;

(iii)	Provide testimony in connection with any proceeding affecting the right, title or interest of the Company in any Work Product; and

(iv)	Perform any other acts deemed necessary or desirable to carry out the purposes of this Agreement.

The Company shall reimburse all reasonable out-of-pocket expenses incurred by Consultant at the Company’s request in connection with the foregoing, including (unless Consultant is otherwise being compensated at the time) a reasonable per diem or hourly fee for services rendered if Consultant is no longer providing the Services to the Company.

(e)
For purposes hereof, “Work Product” shall mean all intellectual property rights, including, without limitation, all U.S. and international copyrights, patentable inventions, Trade Secrets (as defined herein), discoveries and improvements, and other intellectual property rights, in any programming, documentation, technology, strategic plans, information, ideas, concepts or other work product that relates to the business and interests of the Company and that Consultant creates, invents, conceives or develops as a result of its performance of the Services during the Term of this Agreement.  Consultant hereby irrevocably relinquishes and waives for the benefit of the Company and its assigns any economic and moral rights and any other rights or claims in the Work Product recognized by applicable law.  To the extent any of Consultant’s moral rights in the Work Product are not assignable or waivable, Consultant hereby grants the Company a perpetual, irrevocable, exclusive license to use and exercise such rights in any manner whatsoever and/or to the extent the Work Product is protected by the Mexican Ley Federal del Derecho de Autor, agrees to exercise such non-assignable rights consistently with the Company’s business and interests.

10.  Confidentiality.

10.1  Consequences of Entrustment with Sensitive Information.  Consultant should recognizes that Consultant’s relationship with the Company requires considerable responsibility and trust. The Company agrees to and expects to entrust Consultant with highly sensitive confidential, restricted, and proprietary information involving Trade Secrets and Confidential Information (as defined herein).  Consultant acknowledges and agrees that Consultant is legally and ethically responsible for protecting and preserving the Company’s proprietary rights for use only for the Company’s benefit, and these responsibilities may impose unavoidable limitations on Consultant’s ability to pursue some kinds of business opportunities that might interest Consultant during or after Consultant’s relationship with the Company.

10.2  Definition of “Trade Secret.”  For purposes of this Agreement, a “Trade Secret” is any information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which qualifies as a trade secret under applicable law (including Article 82 of the Mexican Ley de la Propiedad Industrial in case of information developed in Mexico or otherwise subject or protected by such law).  A “Trade Secret” generally: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

10.3  Restrictions on Use and Disclosure of Trade Secrets.  Consultant agrees not to use or disclose any Trade Secrets of the Company for so long as Consultant provides the Services to the Company and for so long afterwards as the pertinent item or information remains a Trade Secret, whether or not the Trade Secret is in written or tangible form, except as required to perform Consultant’s duties for the Company.  This prohibition is in addition to any rights of the Company existing under common law or applicable statutes for the protection of Trade Secrets and/or Confidential Information.

10.4  Confidential Information.  In addition, and without any intention of limiting Consultant’s other obligations under this Agreement in any way, (including any confidentiality obligations with respect to Trade Secrets) Consultant agrees, for so long as Consultant provides the Services to the Company and for a period of three (3) years following the cessation of the Services for any reason (with or without cause), not to disclose or reveal any Confidential Information concerning the Company.  As used herein, “Confidential Information” shall include all data or information, whether or not marked "confidential" (other than Trade Secrets, as defined herein), that is valuable to the Company (or, if owned by someone else, is valuable to that third party) and not generally known to the public or to competitors in the industry, whether (i) disclosed by the Company or developed by Consultant as part of Consultant’s duties hereunder, or (ii) disclosed to the Company or to Consultant as part of Consultant’s duties hereunder, by third parties subject to obligations of confidentiality.  Confidential Information shall include, but is not limited to, the Company’s business, markets, strategic plans, or any information pertaining to the technologies and proprietary products, services the Work Product and processes of the Company (particularly technology under current development or improvement) or any confidential information received from a customer or business partner of the Company, unless Consultant has obtained express approval to use or disclose such information from the Company in advance. In that connection, Consultant shall submit to the Company for review any proposed articles and the text of any public speeches relating to work done for the Company before they are released or delivered.  The Company has the right to disapprove and prohibit, or delete any parts of, such articles or speeches that might disclose the Company’s Trade Secrets or Confidential Information or otherwise be contrary to the Company’s business interests.  Notwithstanding the foregoing, the term “Confidential Information” shall not include information which is shown by clear and convincing evidence to be (i) publicly available without breach by Consultant of its obligations to the Company under this Agreement; (ii) disclosed by the Company to a third party free of any duty of confidentiality on the third party; (iii) disclosed under operation of law provided Consultant gives the Company reasonable notice prior to such disclosure and cooperates with the Company in its efforts to keep the Confidential Information confidential; or (iv) disclosed by Consultant with the prior written approval of the Company.

11.  Return of Materials.

Upon the request of the Company and, in any event, upon the cessation of the Services, Consultant must return to the Company and leave at its disposal all memoranda, notes, records, drawings, manuals, computer programs, documentation, diskettes, computer tapes, and other documents or media pertaining to the business of the Company or Consultant’s specific duties for the Company (including all copies of such materials).  Consultant must also return to the Company and leave at its disposal all materials involving any Trade Secrets and Confidential Information of the Company.  This Section 11 is intended to apply to all materials made or compiled by Consultant, as well as to all materials furnished to Consultant relating to the provision of the Services.

12.  Partial Restraint on Post-Termination Competition.

12.1  Factual Background.  Consultant acknowledges that (i) the Company’s customer and/or client contacts and relations are established and maintained at great expense and that Consultant, by virtue of Consultant’s relationship with the Company, has had (or will have in the future) unique and extensive exposure to and personal contact with the Company’s customers and/or clients such that Consultant has been (or will be) able to establish a unique relationship with those customers and/or clients; and/or (ii) during the course of Consultant’s provision of the Services for the Company, the Company has agreed to provide Consultant with access to Confidential Information and Trade Secrets of the Company, which Consultant agrees would be inevitably used or disclosed if Consultant establishes a competing business or is employed with a competitor of the Company.

12.2  Covenant Not to Compete.  Accordingly, in order to protect the Company from unfair competition, Consultant covenants and agrees that Consultant will not, for so long as Consultant provides the Services to the Company and for 36 months following the cessation of the Services for any reason (with or without Cause) (the “Noncompetition Period”), directly or indirectly (whether as owner, partner, stockholder, investor, officer, director, agent, independent contractor, associate, employee, consultant or licensor), within the United States of America and/or the metropolitan region of Central Mexico comprised by the State of Mexico, Mexico City, Morelos, Puebla, and Queretaro, and Northeastern Mexico comprised by the State of Tamaulipas and Nuevo Leon, on behalf of any corporation, partnership, venture or other business entity which competes with the Company: (i) direct, advise, counsel or otherwise assist any customer or supplier of the Company which, in any manner, would have, or is likely to have, an adverse effect upon the Project; (ii) consult, advise, counsel or otherwise assist any government agency on any matter or in a proceeding which, in any manner, would have, or is likely to have, an adverse effect upon the Project; and/or (iii) consult, advise, counsel or otherwise assist any third party relating to the Project.  Notwithstanding the foregoing, should Consultant elect to exercise its call right pursuant to Section 4.8 of that certain Limited Liability Company Agreement of the Company dated as of September 26, 2007, the provisions of this Section 12.2 shall not apply.

12.3  Nonsolicitation of Employees and Independent Consultants.  Consultant acknowledges the substantial amount of time, money, and effort that the Company has spent and will spend in recruitment of competent employees and independent contractors, and agrees that Consultant will not, for so long as Consultant provides the Services to the Company and for a period of  twelve (12) months after the cessation of the Services for any reason (with or without cause), solicit for employment, attempt to employ or actively assist any other entity in employing or soliciting for employment any employee, agent or independent contractor of the Company or its Affiliates, with whom Consultant had regular contact in the course of providing the Services during the eighteen (18) months (or less) prior to the cessation of the Services.

12.4  Specific Performance and Consent to Injunctive Relief.  Consultant agrees that the Company will suffer irreparable harm if Consultant breaches any covenant in this Agreement, and that damages would be very difficult to ascertain if Consultant breached any covenant in this Agreement.  The faithful observance of all covenants in this Agreement is an essential condition to Consultant’s continuing relationship with the Company, and the Company is depending upon material compliance.  This Agreement is intended to protect the proprietary rights of the Company in many important ways.  Even the threat of any misuse of the Trade Secrets or Confidential Information of the Company would be extremely harmful, since they are essential to the business of the Company.  Consultant agrees that any court of competent jurisdiction should immediately enjoin any breach of this Agreement upon the request of the Company, and Consultant specifically releases the Company from the requirement of posting any bond in connection with temporary or interlocutory injunctive relief, to the extent permitted by law.

13.  Indemnification and Limitation of Liability.  To the maximum extent allowed by law, Consultant shall defend, indemnify, and hold harmless the Company and its  directors, officers, employees, independent contractors, and agents, from and against any and all claims, losses, damages, suits, fees, judgments, costs and expenses (including attorneys’ fees) which the Company may suffer or incur arising out of or in connection with (a) the Services performed hereunder; (b) this Agreement; (c) the presence of the Consultant or its employees, contractors or agents on the Company’s premises; or (d) the act or omission of the Consultant or the Consultant’s employees, contractors or agents.

14.  Limitation of Liability.  Neither party will be liable to the other party for any indirect, incidental, delay, special, punitive, or consequential damages, including damages for lost opportunities, lost profits, loss of use, cost of capital, from this Agreement or any other transaction, or lost savings, whether arising in contract, tort or otherwise, even if such damages were foreseeable or result from a breach of this Agreement.  In no event will the aggregate liability of the Company to Consultant exceed the amount of the fees and reimbursable expenses paid or owed by the Company to Consultant during the 12 month period immediately preceding the date the relevant claim first arose.   The parties specifically acknowledge that the pricing provisions of this Agreement reflect such allocation of risk and limitation of liabilities.

15.  Warranties.  Consultant warrants that: (i) Consultant is financially solvent and has the financial ability to perform Consultant’s obligations hereunder; (ii) Consultant has not and will not enter into any other agreements that conflict with this Agreement; and (iii) Consultant shall perform all services under this Agreement on a commercially reasonable basis in a workmanlike and expeditious manner.

16.  Insurance.  Prior to commencing Services for the Company, the Consultant shall procure and shall maintain while completing the Services, at the Consultant’s sole expense, insurance coverage with limits not less than One Million Dollars ($1,000,000) general liability insurance and One Million Dollars ($1,000,000) automobile insurance.  The Consultant shall procure and maintain such other insurance coverage as the Company or its Affiliate reasonably requires from time to time.  Simultaneously with the execution of this Agreement, the Consultant shall furnish to the Company evidence that all of the foregoing policies have been obtained in accordance with the terms hereof.  The Consultant shall furthermore require its insurance carrier(s) to give the Company thirty (30) days’ written notice prior to the cancellation of any policies required hereunder.  Finally, all policies shall contain provisions whereby underwriters agree to name the Company as an additional insured and waive their rights of subrogation against the Company and any of the Company’s parent, subsidiaries, Affiliates  and related companies.

17.  Use of Name and Publicity.  Consultant agrees that Consultant shall not, without prior written consent of the Company in each instance: (i) use in advertising, publicity or otherwise the name of the Company or any partner, independent contractor or employee of the Company, nor any trade name, trademark, trade device or simulation thereof owned by the Company; or (ii) represent, directly or indirectly, that any product or any service provided by Consultant has been approved or endorsed by the Company.

18.  Use of Courts.  Any claim or controversy in connection with this Agreement shall be submitted to the exclusive jurisdiction of the State and Federal courts sitting in Houston, Texas county of Harris.

19.  Registration of Agreement.  The Consultant shall be responsible for proper registration of this Agreement with any governmental agency with which registration is required.  The Company agrees to pay any registration fees and the Consultant will provide the Company with documentation of the registration.

20.  Implementation.

20.1  Severability.  Each of the provisions included in this Agreement is separate, distinct and severable from the other and remaining provisions of this Agreement, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision or provisions.  Further, if any provision is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between such provision and any applicable law or public policy, such provision shall be redrawn to be valid and enforceable to the extent required for such provision to be consistent with such law or public policy.

20.2  Assignment.  Neither this Agreement nor any interest of the Consultant herein (including any interest in moneys belonging to or which may accrue to the Consultant) may be assigned, subcontracted, pledged, transferred, or hypothecated without the prior written consent of the Company.  Any attempted assignment in violation hereof shall be null and void. The Company may assign this Agreement to any Affiliate without the consent of the Consultant.  This Agreement shall bind, and shall inure to the benefit of, the parties and their respective successors and assigns.

20.3  Waiver.  The waiver by the Company of any breach of this Agreement by Consultant shall not be effective unless in writing, signed by an authorized official and referencing the specific breach, and no such waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

20.4  Entire Agreement.  This document supersedes any previous written or oral agreements relating to this subject which Consultant may have made with the Company.  It may not be changed orally, but only in a separate written agreement signed by parties that references this Agreement and the specific section being changed.  Notwithstanding the foregoing, this Agreement is not intended to modify or impair the effectiveness of the general rules and policies the Company may announce from time to time.

20.5  Controlling Law, Jurisdiction and Venue.  This Agreement is deemed to be entered into, finally accepted and performed in the State of Texas, United States of America.  Consultant agrees that the laws of the State of Texas shall be applicable to the contract, its construction, interpretation, effect, performance and non–performance and consequences thereof, but not regarding conflict of laws.

20.6  Survival of Consultant’s Obligations.  Notwithstanding the termination of this Agreement, the cessation of the Services, or the termination of Consultant’s relationship with the Company for any reason (with or without cause), the obligations of Consultant set forth in Sections 8-13, 16, 18 and 19 of this Agreement, including all sub-parts, and any other provision of this Agreement which in accordance with its terms is intended to survive the termination of this Agreement, shall survive shall survive and remain in full force and effect.

20.7  Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation thereof.

20.8  Notices.  All notices or other communications required or permitted to be given hereunder shall be (as elected by the party giving such notice) (a) personally delivered with written confirmation of receipt, (b) transmitted by postage prepaid registered mail (airmail if international), or (c) by first class U.S. mail delivery within written confirmation of receipt to the parties as follows:

If to Company:                      Frontera Pipeline, LLC
c/o. its Managing Member
700 Milam, Suite 803
Houston, Texas  77002
Attention:  Chief Financial Officer
Facsimile: 713-325-6000

with a copy (which shall not itself constitute notice) to:

King & Spalding LLP
1100 Louisiana Street
Suite 4000
Houston, Texas 77002
Attention: Carlos Treistman, Esquire
Facsimile:  713-751-3290

If to Consultant:
Tidelands Oil & Gas Corporation.
1862 W Bitters Bldg 1
San Antonio, Texas 78248
Attention: James B. Smith

with a copy (which shall not itself constitute notice) to:

Strasburger & Price, LLP
300 Convent St., Suite 900
San Antonio, Texas 78205
Attention: David J. Cibrian, Esquire
Facsimile: 210.258.2716

Except as otherwise specified herein, all notices and other communications shall be deemed to have been given on the date of the receipt if delivered personally or by mail.  Any party hereto may change its address for purposes hereof by written notice to the other party(s) in accordance with this Section.

20.9  Related Parties.  This Agreement shall inure to the benefit of, and be binding upon, (i) the Company, together with its successors and assigns; and (ii) Consultant, together with Consultant’s successors, executors, administrators, personal representatives, heirs, and legatees.  This Agreement is not intended to provide third-party beneficiary status to any other party (including as to individuals identified in Section 1.3 hereof), except as specifically provided in this Section 20.9.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Company:                                                      FRONTERA PIPELINE, LLC

By:
Name:
Title:

Consultant:                                                   TIDELANDS OIL & GAS CORPORATION

By:
Name:
Title: